Exhibit 99.1

Reaction Biology and Vyant Bio Announce Closing of Definitive Agreement to Acquire U.S. Operations of Vyant Bio, Inc. Subsidiary

~ Reaction Biology Acquires the Hershey, Pennsylvania-Based U.S. Operations of Vyant Bio Subsidiary vivoPharm PTY Ltd. ~

~ Transaction Expands Reaction Biology’s Capabilities to Provide Customers with Solutions in Both the Discovery and Development of New Drug Candidates ~

~ Transaction Provides Vyant Bio with Additional Capital to Deploy into Further Development of its Therapeutic Pipeline in Genetic CNS Disorders ~

Malvern, PA and CHERRY HILL, NJ, November 3, 2022 – Reaction Biology Corporation (“Reaction”), an industry-leading provider of drug discovery services, and Vyant Bio, Inc. (“Vyant Bio”) (Nasdaq: VYNT), an innovative biotechnology company reinventing drug discovery for complex neurodevelopmental and neurodegenerative disorders, today announced that the companies have closed on a definitive agreement for Reaction to acquire Vyant Bio’s subsidiary vivoPharm LLC, located in Hershey, Pennsylvania.

Reaction will retain U.S. personnel from the acquired operations to establish its Hershey, Pennsylvania presence, which includes in vitro and in vivo capabilities. Through the acquisition, Reaction gains laboratory facilities, equipment, employees, cell lines and capabilities (in pharmacology, toxicology, pathology and bio analytics) that further expand the industry-leading suite of drug discovery services that Reaction provides for its biopharmaceutical customers. The purchase price for this transaction is $5.5 million in an upfront cash payment, subject to customary adjustments for working capital, closing cash, indebtedness and transaction expenses. After these closing adjustments were reflected, $5.5 million was paid at closing. Vyant Bio expects to net approximately $4.4 million in cash after tax and transaction related expenses, as well as incur $0.6 million in exit costs associated with this transaction.

“vivoPharm’s U.S. operations are highly complementary to Reaction’s existing suite of drug discovery CRO services, enabling us to build upon our legacy of excellent science and customer-centric innovation,” said John H. Johnson, Chief Executive Officer of Reaction Biology. “This investment in talent, infrastructure and resources is an important step in our roadmap for fully realizing Reaction’s potential as a provider of solutions for discovery and development of new drug candidates.”

“This transaction provides non-dilutive capital and enables Vyant Bio to further concentrate our efforts to more rapidly advance our therapeutic pipeline in genetic CNS disorders,” said Jay Roberts, President and Chief Executive Office of Vyant Bio. “Reaction is an ideal partner to leverage vivoPharm’s preclinical oncology and immuno-oncology drug discovery services, including one of the broadest collections of syngeneic tumor models, well-characterized tumor cell lines and highly qualified technicians using our state-of-the art laboratories.”

White & Case LLP served as Reaction’s legal counsel. Lowenstein Sandler LLP served as Vyant Bio’s legal counsel. Colliers Securities LLC and Lake Street Capital Markets LLC acted as financial advisors to Vyant Bio in the transaction.

About Reaction Biology

Founded in 2001, Reaction is a contract research organization (CRO) that has provided drug discovery and development services to more than 1,800 biopharmaceutical customers worldwide. Reaction specializes in supporting research goals with capabilities that include functional biochemical assays, compound screening, a wide range of mechanistic and biophysical studies, pharmacology and disease models, exploratory toxicology, biomarkers, and an extensive array of cell-based assays. The drugs that are discovered and developed through our services may ultimately benefit patients living with cancer and other serious diseases. Reaction maintains one of the largest panels of kinase assays in the world with over 750 unique assays and performs over 5,000 client projects annually with its over 2,000 validated assays.

Reaction has laboratory facilities in Malvern, PA, Hershey, PA, and Freiburg, Germany, with approximately 170 employees. For more information, visit www.ReactionBiology.com and follow us on Twitter @ReactionBiology and on LinkedIn.

About Vyant Bio, Inc.

Vyant Bio, Inc. (“Vyant Bio” or the “Company”) (Nasdaq:VYNT), is an innovative biotechnology company focused on identifying unique biological targets and novel and repurposed therapeutics. Vyant Bio has built a platform of therapeutics seeking to treat neurodevelopmental and neurodegenerative diseases, with current programs targeting Rett Syndrome, CDKL5 Deficiency Disorders, and Parkinson’s Disease. The Company’s approach to drug discovery integrates human-derived biology with artificial intelligence and machine learning technologies to de-risk candidate selection, with the goal of improving the potential effectiveness of drugs discovered earlier in the development cycle. Vyant Bio’s management believes that drug discovery needs to progressively shift to more efficient methods as the widely used models for predicting safe and effective drugs have under-performed, as evidenced by the significant time and cost of bringing novel drugs to market. By combining sophisticated data science capabilities with highly functional human cell derived disease models, Vyant Bio seeks to leverage its current ability to screen and test therapeutic candidates, and create a unique approach to assimilating data that supports decision making iteratively throughout the discovery phase of drug development to identify both novel and repurposed CNS therapeutic candidates.

For more information, please visit or follow Vyant Bio at:

Internet: www.vyantbio.com

LinkedIn: https://www.linkedin.com/company/vyant-bio

Twitter: @VyantBio

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Vyant Bio, Inc.’s expectations regarding future financial and/or operating results, the efficacy of our drug screening and discovery process, and potential for our services, future revenue or growth in this press release constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in our attempts to discover drug candidates, partner with pharmaceutical and other biotechnology companies, achieve profitability, adapt to the global coronavirus pandemic, raise capital to meet our liquidity needs, and other risks discussed in the Vyant Bio, Inc. Form 10-K for the year ended December 31, 2021, and any subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Vyant Bio disclaims any obligation to update these forward-looking statements.

Contacts:

Reaction Biology Corporate & Media Relations:

Elixir Health Public Relations
Lindsay Rocco
+1 862-596-1304
lrocco@elixirhealthpr.com

Vyant Bio Inc., Investor Relations:

Skyline Corporate Communications Group, LLC
Scott Powell

+1 646-893-5835 x2

info@skylineccg.com